Exhibit 99.1

Willdan Group Reports

Third Quarter 2021 Results

ANAHEIM, Calif. –November 4, 2021 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional technical and consulting services, today reported financial results for its third quarter ended October 1, 2021.

Third Quarter 2021 Summary

●	Consolidated contract revenue of $98.3 million
●	Net revenue of $54.5 million
●	Net income of $0.8 million, or $0.06 per diluted share
●	Adjusted net income of $6.9 million, or $0.53 per diluted share
●	Adjusted EBITDA of $10.1 million

Nine Months Year to Date 2021 Summary

●	Consolidated contract revenue of $261.5 million
●	Net revenue of $149.7 million
●	Net loss of $7.5 million, or $(0.61) per diluted share
●	Adjusted net income of $12.2 million, or $0.99 per diluted share
●	Adjusted EBITDA of $18.1 million

“Our third quarter results were ahead of our expectations and we saw a significant improvement from our second quarter results,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer. “Additionally, the LADWP program, our largest program prior to the pandemic, restarted. On September 17th, we received the notification to proceed from SCE. We have now received all approvals and are up and running on all new California IOU contracts. In this third quarter, we also won a new, three-year, $90 million contract with a large New York agency. These wins support our confidence to achieve double-digit organic growth in each of the next three years.”

Third Quarter 2021 Financial Results

Consolidated contract revenue for the third quarter decreased 5.9%, to $98.3 million, while Net Revenue increased 6.8% to $54.5 million (see “Use of Non-GAAP Financial Measures” below). The increase was primarily due to changes in the mix of revenues to those which contain a higher percentage of labor costs and lower percentage of material costs and installation subcontracting. The shift in revenue mix accounts for an increase in gross profit margin to 38.8% of consolidated contract revenue in the three months ended October 1, 2021 compared to 33.2% in the three months ended October 2, 2020.

General and administrative (“G&A”) expenses increased by $3.6 million, or 11.0%, in the three months ended October 1, 2021 compared to the three months ended October 2, 2020. The increase in G&A expenses was primarily attributed to higher wage and related benefit costs and an increase in professional service fees and travel.

Operating income was $1.4 million for the three months ended October 1, 2021 compared to $1.6 million for the same period a year ago as a result of the factors noted above. As a percentage of consolidated contract revenue, operating income was relatively flat for the three months ended October 1, 2021 compared to the three months ended October 2, 2020.

Total other expense, net, decreased $0.3 million, or 53.4%, for the three months ended October 1, 2021 compared to the three months ended October 2, 2020 as a result of lower interest income and lower interest expense related to principal reductions in term loans.

We recorded an income tax benefit of $0.2 million for the three months ended October 1, 2021 compared to a tax benefit of $1.6 million for the three months ended October 2, 2020. The decrease in the income tax benefit is primarily attributable to higher pre-tax income combined with decreases related to energy efficiency building deductions.

Net income was $0.8 million, or $0.06 per diluted share, for the three months ended October 1, 2021, as compared to net income of $2.6 million, or $0.21 per diluted share, for the three months ended October 2, 2020. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the third quarter of 2021 was $6.9 million, or $0.53 per diluted share, as compared to Adjusted Net Income of $8.5 million, or $0.68 per diluted share, for the third quarter of 2020.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $10.1 million for the third quarter of 2021 compared to $11.0 million in 2020.

Nine Months 2021 Financial Results

Consolidated contract revenue decreased 11.1%, in the nine months ended October 1, 2021 to $261.5 million primarily due to decreased contract revenues from our construction management activities in our Energy segment and the impact of having one fewer week in our first fiscal quarter of fiscal year 2021 as compared to our first fiscal quarter of fiscal year 2020.

Net Revenue for the nine months ended October 1, 2021 was $149.7 million, an increase of 4.1%, from $143.8 million for the nine months ended October 2, 2020 as increasing utility program revenue offset the reductions in construction management activities.

Direct costs of consolidated contract revenue decreased $38.8 million, or 19.5%, in the nine months ended October 1, 2021 compared to the nine months ended October 2, 2020, primarily as a result of decreased contract revenues from construction management activities in our Energy segment and the impact of having one fewer week in our first fiscal quarter of fiscal year 2021 as compared to our first fiscal quarter of fiscal year 2020. The change in the mix of revenues resulted in a gross profit margin of 38.7% in 2021 compared to 32.3% in 2020.

G&A expenses increased by $5.6 million, or 5.3%, in the nine months ended October 1, 2021 compared to the nine months ended October 2, 2020. The increase in G&A expenses in the Energy segment and Engineering and Consulting segment was primarily attributed to higher wage and related benefit costs and an increase in professional service fees and travel.

Operating loss was $9.8 million for the nine months ended October 1, 2021 compared to a loss of $10.5 million in 2020 as a result of the factors noted above.

Total other expense, net, was $3.1 million for the nine months ended October 1, 2021 compared to $3.3 million for the nine months ended October 2, 2020.

Income tax benefit was $5.4 million for the nine months ended October 1, 2021 compared to a tax benefit of $3.3 million for the nine months ended October 2, 2020. The increase in the income tax benefit is primarily attributable to an increase in various tax deductions and tax credits related to stock compensation and project-related incentives, and an additional tax benefit related to the net operating loss carryback provision of the CARES Act.

Our net loss was $7.5 million, or ($0.61) per diluted share, for the nine months ended October 1, 2021, as compared to a net loss of $10.5 million, or ($0.90) for the nine months ended October 2, 2020. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the nine months ended October 1, 2021 was $12.2 million, or $0.99 per diluted share, as compared to Adjusted Net Income of $9.0 million, or $0.77 per diluted share, for the nine months ended October 2, 2020.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $18.1 million for the nine months ended October 1, 2021 compared to $19.5 million in 2020.

Liquidity and Capital Resources

As of October 1, 2021, cash and cash equivalents totaled $4.8 million. Cash flows used in operating activities were $1.7 million for the nine months ended October 1, 2021, as compared to cash flows provided by operating activities of $26.9 million for the nine months ended October 2, 2020. Cash flows used in operating activities for the nine months ended October 1, 2021 resulted primarily due to the increased demand for working capital related to the resumption of utility programs that were suspended in 2020 and start-up costs associated with certain new contract awards.

As of October 1, 2021, there was $102.3 million outstanding under our term loan credit facilities. We had no borrowings under our revolving credit facility with $50.0 million in available capacity. We also have a Delayed Draw Term Loan facility with $20.0 million available for draw upon satisfaction of certain covenants. We believe that we have adequate resources and liquidity to fund cash requirements and debt repayments for at least the next 12 months.

Third Quarter 2021 Conference Call

Willdan will be hosting a conference call related to third quarter earnings today, November 4, 2021, at 5:30 p.m. Eastern/2:30 p.m. Pacific. To access the call, listeners should dial 866-248-8441 approximately 10 minutes prior to the scheduled start time and enter confirmation code 6712363. The conference call will be webcast simultaneously on Willdan’s website at ir.willdangroup.com/events-presentations.

A replay of the conference call will be available until November 18, 2021 by calling 888-203-1112 and entering confirmation code 6712363.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure. Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization, interest accretion and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization, interest accretion and transaction costs, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Covid-19 on Willdan’s business, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from its acquisitions. All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the extent to which the Covid-19 pandemic and measures taken to contain its spread ultimately impact Willdan’s business, results of operation and financial condition, including the speed with which its various direct install programs for small businesses are able to resume normal operations following government mandated shutdowns and phased re-openings; and Willdan’s ability to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions and execute on its growth strategy, Willdan’s ability to make principal and interest payments as they come due and comply with financial and other covenants in its credit agreement, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The factors noted above and risks included in Willdan’s other SEC filings may be increased or intensified as a result of the Covid-19 pandemic, including ongoing resurgences of the Covid-19 virus. The extent to which the Covid-19 pandemic ultimately impacts Willdan’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. See the risk factor in Part II, Item 1A. “Risk Factors” in Willdan’s Quarterly Report on Form 10-K for the year ended January 1, 2021, “The Covid-19 pandemic and health and safety measures intended to reduce its spread have adversely affected, and may continue to adversely affect, our business, results of operations and financial condition.” for more information. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2021, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release unless required by law.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	October 1,	January 1,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$4,805	$28,405
Accounts receivable, net of allowance for doubtful accounts of $1,723 and $2,127 at October 1, 2021 and January 1, 2021, respectively	62,208	60,403
Contract assets	65,744	62,426
Other receivables	6,029	6,405
Prepaid expenses and other current assets	3,736	5,564
Total current assets	142,522	163,203
Equipment and leasehold improvements, net	14,360	12,506
Goodwill	130,124	130,124
Right-of-use assets	16,096	20,130
Other intangible assets, net	55,599	64,256
Other assets	10,550	5,993
Deferred income taxes, net	17,655	14,111
Total assets	$386,906	$410,323
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,585	$41,372
Accrued liabilities	47,185	41,754
Contingent consideration payable	8,846	12,321
Contract liabilities	8,450	7,434
Notes payable	13,336	14,996
Finance lease obligations	372	248
Lease liability	5,472	5,844
Total current liabilities	107,246	123,969
Contingent consideration payable	719	2,999
Notes payable	88,746	98,178
Finance lease obligations, less current portion	659	236
Lease liability, less current portion	11,842	15,649
Other noncurrent liabilities	80	128
Total liabilities	209,292	241,159

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 12,789 and 12,160 shares issued and outstanding at October 1, 2021 and January 1, 2021, respectively	128	122
Additional paid-in capital	164,642	149,014
Accumulated other comprehensive loss	(145)	(488)
Retained earnings	12,989	20,516
Total stockholders’ equity	177,614	169,164
Total liabilities and stockholders’ equity	$386,906	$410,323

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2021	2020	2021	2020

Contract revenue	$98,297	$104,508	$261,537	$294,083

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	16,346	16,332	48,532	48,897
Subcontractor services and other direct costs	43,824	53,520	111,860	150,295
Total direct costs of contract revenue	60,170	69,852	160,392	199,192

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	19,374	17,530	57,530	53,273
Facilities and facility related	2,351	2,661	7,373	7,997
Stock-based compensation	4,210	3,978	14,349	12,803
Depreciation and amortization	4,267	4,339	12,678	14,324
Other	6,482	4,547	19,033	17,003
Total general and administrative expenses	36,684	33,055	110,963	105,400
Income (Loss) from operations	1,443	1,601	(9,818)	(10,509)

Other income (expense):
Interest expense, net	(937)	(1,213)	(3,100)	(3,983)
Other, net	98	666	34	712
Total other expense, net	(839)	(547)	(3,066)	(3,271)
Income (Loss) before income taxes	604	1,054	(12,884)	(13,780)

Income tax (benefit) expense	(236)	(1,586)	(5,357)	(3,281)
Net income (loss)	840	2,640	(7,527)	(10,499)

Other comprehensive income (loss):
Unrealized gain (loss) on derivative contracts, net of tax	111	160	343	(206)
Comprehensive income (loss)	$951	$2,800	$(7,184)	$(10,705)

Earnings (Loss) per share:
Basic	$0.07	$0.22	$(0.61)	$(0.90)
Diluted	$0.06	$0.21	$(0.61)	$(0.90)

Weighted-average shares outstanding:
Basic	12,606	11,992	12,391	11,723
Diluted	13,141	12,417	12,391	11,723

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(7,527)	$(10,499)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,678	14,324
Deferred income taxes, net	(3,544)	(4,389)
(Gain) loss on sale/disposal of equipment	(37)	(15)
Provision for doubtful accounts	87	1,066
Stock-based compensation	14,349	12,803
Accretion and fair value adjustments of contingent consideration	860	2,059
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(1,892)	5,016
Contract assets	(3,318)	33,591
Other receivables	376	(581)
Prepaid expenses and other current assets	2,005	1,387
Other assets	(4,557)	366
Accounts payable	(17,787)	(70)
Accrued liabilities	5,726	(30,034)
Contract liabilities	1,016	1,594
Right-of-use assets	(145)	259
Net cash (used in) provided by operating activities	(1,710)	26,877
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(4,898)	(3,976)
Proceeds from sale of equipment	46	19
Net cash used in investing activities	(4,852)	(3,957)
Cash flows from financing activities:
Payments on contingent consideration	(6,615)	(1,433)
Payments on notes payable	(1,724)	(187)
Payments on debt issuance costs	—	(327)
Proceeds from notes payable	206	—
Borrowings under term loan facility and line of credit	—	24,000
Repayments under term loan facility and line of credit	(9,750)	(38,750)
Principal payments on finance leases	(440)	(435)
Proceeds from stock option exercise	1,747	652
Proceeds from sales of common stock under employee stock purchase plan	2,656	2,224
Cash used to pay taxes on stock grants	(3,117)	(2,879)
Restricted Stock Award and Units	(1)	1
Net cash used in financing activities	(17,038)	(17,134)
Net increase (decrease) in cash and cash equivalents	(23,600)	5,786
Cash and cash equivalents at beginning of period	28,405	5,452
Cash and cash equivalents at end of period	$4,805	$11,238
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,701	$4,256
Income taxes	(1,742)	284
Supplemental disclosures of noncash investing and financing activities:
(Gain) loss on cash flow hedge valuations, net of tax	343	(206)
Equipment acquired under finance leases	987	394

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2021	2020	2021	2020
Consolidated
Contract revenue	$98,297	$104,508	$261,537	$294,083
Subcontractor services and other direct costs	43,824	53,520	111,860	150,295
Net Revenue	$54,473	$50,988	$149,677	$143,788

Energy segment
Contract revenue	$81,523	$87,887	$209,977	$242,394
Subcontractor services and other direct costs	42,120	51,355	106,030	142,258
Net Revenue	$39,403	$36,532	$103,947	$100,136

Engineering and Consulting segment
Contract revenue	$16,774	$16,621	$51,560	$51,689
Subcontractor services and other direct costs	1,704	2,165	5,830	8,037
Net Revenue	$15,070	$14,456	$45,730	$43,652

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2021	2020	2021	2020
Net income (loss)	$840	$2,640	$(7,527)	$(10,499)
Interest expense	937	1,213	3,100	3,983
Income tax expense (benefit)	(236)	(1,586)	(5,357)	(3,281)
Stock-based compensation	4,210	3,978	14,349	12,803
Interest accretion (1)	109	429	860	2,059
Depreciation and amortization	4,267	4,339	12,678	14,324
Transaction costs (2)	—	18	43	166
(Gain) Loss on sale of equipment	(12)	1	(37)	(15)
Adjusted EBITDA	$10,115	$11,032	$18,109	$19,540

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2021	2020	2021	2020
Net income (loss)	$840	$2,640	$(7,527)	$(10,499)
Adjustment for stock-based compensation	4,210	3,978	14,349	12,803
Tax effect of stock-based compensation	(606)	(676)	(2,065)	(2,177)
Adjustment for intangible amortization	2,886	3,058	8,658	10,521
Tax effect of intangible amortization	(415)	(520)	(1,246)	(1,789)
Adjustment for transaction costs	—	18	43	166
Tax effect of transaction costs	—	(3)	(6)	(28)
Adjusted Net Income	$6,915	$8,495	$12,206	$8,998

Diluted weighted-average shares outstanding	13,141	12,417	12,391	11,723

Diluted earnings (loss) per share	$0.06	$0.21	$(0.61)	$(0.90)
Impact of adjustment:
Stock-based compensation per share	0.32	0.32	1.16	1.09
Tax effect of stock-based compensation per share	(0.04)	(0.05)	(0.16)	(0.18)
Intangible amortization per share	0.22	0.24	0.70	0.90
Tax effect of intangible amortization per share	(0.03)	(0.04)	(0.10)	(0.15)
Transaction costs per share	—	—	—	0.01
Tax effect of transaction costs per share	—	—	—	—
Adjusted Diluted EPS	$0.53	$0.68	$0.99	$0.77

Contact:

Willdan Group, Inc.

Al Kaschalk

VP Investor Relations

Tel: 310-922-5643

akaschalk@willdan.com